EXHIBIT 99.1

CITIZENS ANNOUNCES Q4 and 2020 FINANCIAL RESULTS

A strong finish to 2020 with Q4 first year premiums up 10%

AUSTIN, TX – March 10, 2021 – Citizens, Inc. (NYSE: CIA) today announced 2020 financial results showing a Class A loss per share of ($0.22) primarily driven by one-time expenses of $0.19 per share triggered by a change-in-control of the Company. Excluding this one-time expense, loss per share of Class A common stock was ($0.03)1 for the full year. Despite this distraction on top of the global pandemic, this outcome is consistent with the prior year.

Gerald W. Shields, Vice-Chairman of the Board and interim CEO, said, “2020 was a pivotal year where we focused on our customers, our products and our distribution channel making tremendous progress in a new virtual marketplace. Our campaigns invigorated sales despite navigating significant challenges and during the fourth quarter we saw first year premiums in our Life Insurance Segment increase for the first time in three years. While there is more work to be done, we are pleased to see our efforts showing results.”

Mr. Shields went on to say, “We are thrilled with the recently announced Foundation Settlement Agreement, removing a significant legal distraction, and paving the way for the Company to purchase 100% of our Class B Shares. This purchase eliminates a control party, giving the Company the ability to chart its own path. We have already shifted our full attention to running the business and focusing on executing our strategic initiatives. With this milestone behind us, we start the year a stronger company excited about the future and poised to drive sustainable growth.”

Q4 Financial Highlights (versus Q4 2019)
•Net income of $0.03 per share of Class A common stock down ($0.07)
•Revenue down (7%) on lower renewal premiums and prior year realized gain
•First year premiums up 10% — Life Insurance segment up 15%
•Number of policies issued increased 29% in our Life Insurance segment

Net income of $0.03 per Class A share declined by ($0.07) on lower revenue, which was down by 7% driven by a 10% decline in renewal premiums in the Life Insurance segment and lower realized gains versus the prior year, as well as higher general expenses. Despite challenges, first year premiums in the Life Insurance segment grew by 15% over Q4 last year and 75% over Q3 2020, with the number of policies growing by more than 29% over Q4 last year.

The impact of the pandemic primarily contributed to a decline of (4%) on renewal premiums in our Home Services Insurance segment versus Q4 2019.

Full Year 2020 Financial Highlights (versus 2019)
•Net loss of ($0.22) per share of Class A common stock — ($0.03) excluding change-in-control1
•Revenue down 5% — on a decrease in premiums and lower realized investment gains
•First-year premiums decreased by 9% (down 11% in the Life Insurance Segment)
•Policies issued up 11% — progressively increased during the second half of 2020
•General expenses up 11% — down 10% excluding change-in-control expenses1
•Total assets up 6% — to $1.8 billion
1 Adjusted to exclude certain executive severance payments payable to our former Chief Executive Officer in connection with the change-in-control. See “Financial Measures Excluding change-in-control” below, for a reconciliation to our GAAP financial results.

Net loss of ($0.22) per Class A share increased by ($0.19) driven by $10.0 million of general expenses stemming from a change-in-control. The loss per share is flat with the prior year excluding change-in-control costs2. The adverse effect of the disruption in global financial markets, slower submitted applications, and higher property and death claims in our Home Service Insurance segment impinged 2020 full year results.

Revenue declined by 5% on lower insurance premiums and net realized gains in the prior year. Net investment income increased by 1%, on a growing asset base derived from the cash flows of our Life Insurance Segment.

General expenses are up 11% from the prior year, driven by change-in-control costs incurred during the second half of 2020. Excluding change-in-control costs, general expenses are down by 10%2 from the prior year on account of a reduction of our tax compliance liability and lower external audit and consulting costs.

Operational Highlights
•Quarterly sales campaigns ignite first-year premiums in the Life Insurance Segment
•Accelerated virtual operations streamline service to customers and support policy growth
•Expansion of the Life Insurance Segment leveraging solutions tailored to the Hispanic market
•Claims negatively impacted by aging business, hurricanes and COVID-19 pandemic
•2021 management compensation aligned with growth goals and key metrics
•Foundation Settlement Agreement removes a legal distraction, eliminates the controlling shareholder and clears the path forward

During 2020, we benefited by quickly adapting to the global pandemic by focusing on our customers, pivoting to a virtual business model and executing on our growth plan. During the second half of 2020, we stepped up longer-term recovery efforts and reemphasized growth in order to cultivate enduring value for our key stakeholders.

New sales campaigns and promotions were launched to leverage competition and to develop new business opportunities. These initiatives resulted in an unprecedented level of excitement for the agents in our distribution channels. During the fourth quarter, first year premiums in the Life Insurance segment increased for the first time in three years with 15% growth year over year and 75% over the prior quarter. The number of policies issued increased by over 29% despite the pandemic’s persistent pressure.

By simplifying and enhancing customers’ virtual experience, we improved our underwriting process and introduced an updated policy application for agents and applicants. We focused on training our sales force to sell and service our policyholders in a virtual environment. These changes supported an increase in the number of policies and first year premiums in the Life Insurance Segment, facilitated growth during the global pandemic, and most importantly, are expected to enable the Company to scale and meet growth goals moving forward.

Additionally, we are pursuing expansion opportunities within our Life Insurance segment tailored to the Hispanic market in the U.S. and expect to begin selling in this market during 2021. We have developed a product for this expansion and are partnering with a managing general agent to build out a sales force to introduce and sell this custom product.

At the same time, claims and surrender benefits increased by 13% in 2020 compared to last year, driven primarily by an increase in the Life Insurance Segment's surrendered policies and matured endowments mainly due to the aging block of business. In 2020, three major hurricanes caused significant damage in Louisiana, for which property claim expenses increased 80%. Additionally, death claims increased by 8% in 2020 driven primarily by an expansion of paid benefits due to the COVID-19 pandemic.

In addition, as we continue to improve operations, we expect to roll out a new accountability scorecard in March as part of our 2021 compensation plan for director level and above, aligning compensation to growth goals and key metrics. Our scorecard approach provides a clear link between pay for performance and delivery of the Company’s key strategic objectives, including sales growth, policy retention, roadmap execution and financial discipline.
2 Adjusted to exclude certain executive severance payments payable to our former Chief Executive Officer in connection with the change-in-control. See “Financial Measures Excluding change-in-control” below, for a reconciliation to our GAAP financial results.

Finally, in February 2021 we entered into the “Foundation Settlement Agreement” with the Harold E. Riley Foundation. As a result:

•Citizens, its directors and the Foundation dismissed all claims in the litigation with the Foundation in Colorado;
•Citizens restored its Board and Bylaws to the form that existed as of August 12, 2020 and the Foundation withdrew its director nominees;
•The Foundation agreed to sell and Citizens agreed to buy 100% of the Citizens Class B Shares that the Foundation owns; and
•Citizens will have one class of voting shares outstanding (Class A common stock)—Class B Shares will remain authorized but will be unissued and non-voting.

Selected Consolidated Financial Data

For the periods ended as of	Q4 2020	Q4 2019	2020	2019
(In thousands except share data)

Balance sheet data
Total assets	$1,843,420	$1,744,936	$1,843,420	$1,744,936
Total liabilities	1,542,475	1,485,100	1,542,475	1,485,100
Total stockholders' equity	300,945	259,836	300,945	259,836
Life insurance in force	$4,141,968	$4,246,781	$4,141,968	$4,246,781
Operating items
Insurance premiums	$48,408	$52,070	$175,329	$184,347
Net investment income	15,116	15,381	60,197	59,531
Realized investment gains	833	2,085	1,502	5,249
Total revenues	64,968	69,806	238,856	250,545
Net income (loss) before federal income taxes	(2,349)	4,928	(12,317)	5,745
Net income (loss)	1,538	4,951	(10,988)	(1,370)
Per share data
Book value per share	$5.96	$5.17	$5.96	$5.17
Basic and diluted loss per Class A share	0.03	0.10	(0.22)	(0.03)
Segment Operations
Our Company is comprised of two operating business segments and other non-insurance enterprises as detailed below. Our insurance operations are the primary focus of the Company and are the lead income generators of the business.

Life Insurance
Our Life Insurance segment primarily issues U.S. dollar-denominated ordinary whole life insurance and endowment policies predominantly sold to non-U.S. residents located principally in Latin America and the Pacific Rim through independent marketing consultants.

Home Service Insurance
Our Home Service Insurance segment provides final expense life insurance and limited liability property insurance policies sold to middle- and lower-income households in Louisiana, Mississippi and Arkansas, through independent agents in our home service distribution channel and funeral homes.

Other Non-Insurance Enterprises
Other Non-Insurance Enterprises primarily include the Company's IT and Corporate support functions. Their data is included in the table below in order to properly reconcile the segment information with the consolidated financial statements of the Company.

Selected Segment Financial Data

For the periods ended as of	Q4 2020	Q4 2019	2020	2019
(In thousands)

LIFE SEGMENT
Total assets	$ 1,381,723	$ 1,284,844	$ 1,381,723	$ 1,284,844
Operating items
Insurance premiums	$ 37,055	$ 40,227	$ 129,201	$ 137,666
Net investment income	11,553	11,658	45,885	44,779
Realized investment gains	81	1,209	1,340	6,795
Total revenues	49,300	53,360	178,232	190,652
Net income (loss) before federal income taxes	181	4,967	9,894	11,795

HOME SERVICE SEGMENT
Total assets	$ 385,931	$ 391,366	$ 385,931	$ 391,366
Operating items
Insurance premiums	$ 11,353	$ 11,843	$ 46,128	$ 46,681
Net investment income	3,263	3,338	13,051	13,058
Realized investment gains	628	831	223	1,470
Total revenues	15,244	16,016	59,421	61,213
Net income (loss) before federal income taxes	(273)	923	(3,470)	1,181

OTHER NON-INS ENTERPRISES
Total assets	$ 75,766	$ 68,726	$ 75,766	$ 68,726
Operating items
Net investment income	300	385	1,261	1,694
Realized investment gains	124	45	(61)	(3,016)
Total revenues	424	430	1,203	(1,320)
Net income (loss) before federal income taxes	(2,257)	(962)	(18,741)	(7,231)

About Citizens, Inc.

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and final expense and limited liability property product sales in the U.S.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate", “believe”, “project” "intends," "continue" or comparable words.  Such forward-looking statements may relate to the Company’s expectations regarding the impact of the COVID-19 pandemic, business performance, operational strategy, capital expenditures, technological changes, regulatory actions, and other financial and operational measures. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to the risk factors discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company's expectations.  Accordingly, you should not unduly rely on these forward-looking statements.  The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

Financial Measures Excluding Change-in-Control

Certain financial information included in this press release is presented excluding the impact of executive severance costs paid to our former Chief Executive Officer under his employment agreement following his resignation upon the change-in-control of the Company. We believe presenting certain financial information excluding the change-in-control costs is important for purposes of comparing the Company’s performance in other periods, as the change-in-control costs represent one-time, non-recurring items.

(In thousands, except per share data)	4Q 2020	4Q 2019	2020	2019

GAAP net income (loss)	1,538	4,951	(10,988)	(1,370)
Gross change-in-control costs			10,011
Tax impact from change-in-control			(662)
Change in control costs, net			9,349	—
Adjusted net income (loss)	1,538	4,951	(1,639)	(1,370)

GAAP Class A common stock earnings (losses) per share	0.03	0.10	(0.22)	(0.03)
Impact of change in control costs, net			0.19
Adjusted diluted gain (loss) per Class A share	0.03	0.10	(0.03)	(0.03)

For further information CONTACT:
Investor Relations PR@citizensinc.com